EXHIBIT 99.1

March 2, 2007
Mr. Steve Odland
Chairman and Chief Executive Officer
Office Depot, Inc.
2200 Old Germantown Road
Delray Beach, FL 33445
Re: Special Equity Award
Dear Steve:
     We are pleased to advise you that the Compensation Committee (the “Committee”) of Office Depot, Inc. (the “Company”) has on February 28, 2007 (the “Grant Date”), granted to you a special equity award, consisting of a non-qualified stock option award pursuant to the Office Depot, Inc. Long-Term Equity Incentive Plan (the “Plan”) previously approved by the Company’s shareholders, including an amendment to the Plan most recently approved by the shareholders at the 2004 Annual Meeting of the Company. This stock option award (your “Award”) has been made by the Committee and unanimously ratified by the Board of Directors (“Board”) and consists of certain options to acquire shares of the Company’s common stock (“Common Stock”) as more fully set out below. The Award has a Grant Date value of $10 million, with the number of shares covered by the stock options set forth below being calculated using the Black Scholes method of calculating the present value of stock options. Capitalized terms used but not defined herein have the meanings given to them in the Plan.
1.	Options. The Award consists of two separate grants of non-qualified stock options under the Plan:
a)	An option to acquire 422,098 Shares at an option exercise price of $33.605 (the mean of the highest and lowest sales price of a share of the Company’s Common Stock as reported on the New York Stock Exchange (NYSE) Composite Tape on the Grant Date), vesting 100% five years (the “Vesting Period”) from the Grant Date on February 28, 2012 (herein the “Vesting Date”); provided that you are still employed by the Company on the Vesting Date (except as otherwise provided in this Award Letter).

b)	An option to acquire 422,097 Shares at an option exercise price of $33.605 (the mean of the highest and lowest sales price of a share of the Company’s Common Stock on the NYSE Composite Tape on the Grant Date), vesting 100% on the Vesting Date; provided however that such option to acquire Shares (the “Performance Option Shares”) shall vest on the Vesting Date only if the average closing price of a share of

Common Stock of the Company shall equal or exceed 150% of the option exercise price (or $50.4075 per share) for a period of at least ninety (90) consecutive calendar days on the NYSE during the Vesting Period (subject to equitable adjustment in the event of any change in the outstanding common stock of the Company by reason of any stock dividend, stock split, reorganization, recapitalization, merger, consolidation, spin-off, combination, transaction, exchange of common stock or other corporate exchange or any extraordinary distribution to shareholders of the Company), provided that you are still employed by the Company on the Vesting Date (except as otherwise provided in this Award Letter). If the performance goals described herein are not achieved during the Vesting Period, the Performance Option Shares shall be forfeited without consideration.

c)	In the event of a Change in Control of the Company (as defined in your Employment Agreement with the Company previously filed with the SEC (the “Employment Agreement”)), the entire Award shall vest on the date that is one day prior to the date of the Change in Control. In the case of the Performance Options Shares, the Award shall vest upon such Change in Control regardless of whether the performance metrics set out in paragraph two above have been met.

d)	None of the Award is intended to be an “incentive stock option” within meaning of Section 422 of the Internal Revenue Code.

e)	The Award shall have a seven year life and thus will expire on February 28, 2014 (“Expiration Date”).
2.	Exercise
a.	Normal Exercise — Your option can be exercised in full upon vesting as set out above or upon vesting as otherwise provided herein.

b.	Effect on Exercise in Case of Employment Termination — This Award is intended to be a cliff vesting award of stock options that is forfeited if your employment is terminated for any reason other than:
i)	Death. If you die while an employee of the Company or any subsidiary, your option will fully vest and your Option Shares will be exercisable by your estate or any person who acquired such option by bequest or inheritance, at any time until the earlier of 24 months from the date of your death, or the Expiration Date set forth in paragraph 1 above.

ii)	Termination of Employment. If your employment with the Company terminates after the Award is vested, then your ability to exercise the vested stock options will be governed by the terms of your Employment Agreement.

iii)	Death after Termination of Employment. If you die after termination of employment, your option will be exercisable by your estate or any person who acquired such option by bequest or inheritance within the time frame set forth in your Employment Agreement.
3.	Expiration of Option
a.	Normal Expiration. In no event shall any part of your option be exercisable after the Expiration Date set forth in the paragraph 1 above.

b.	Early Expiration Upon Termination of Employment for Cause. If your employment is terminated for Cause, as defined in your Employment Agreement, or you resign or cease to provide services to the Company in connection with or as a result of an act or omission for which the Company or any subsidiary could have terminated your employment for Cause, and such event occurs prior to the Vesting Date, the Award will be forfeited. If such termination occurs subsequent to the Vesting Date, the Award will be governed by the terms of your Employment Agreement.
4.	Procedure for Exercise
     You may exercise all or any portion of your option, to the extent it has become exercisable and is outstanding, at any time and from time to time prior to its Expiration Date, by delivering written notice to the Company and your written acknowledgment that you have read, and have been afforded an opportunity to ask questions of management of the Company regarding all financial and other information provided to you regarding the Company, together with payment of the option price pursuant to Section 10(b) of the Plan. As a condition to any exercise of your option, you will permit the Company to deliver to you all financial and other information regarding the Company it believes necessary to enable you to make an informed investment decision.
5.	Securities Laws Restrictions and Other Restrictions on Transfer of Option Shares
     You represent that when you exercise your option you will be purchasing Option Shares for your own account and not on behalf of others. You understand and acknowledge that federal and state securities laws govern and restrict your right to offer, sell or otherwise dispose of any Option Shares unless your offer, sale or other disposition thereof is registered under the Securities Act of 1933 (the “1933 Act”) and state securities laws, or in the opinion of the Company’s counsel, such offer, sale or other disposition is exempt from the registration thereunder. The Plan also describes other restrictions on the transfer of Option Shares.
     You agree that you will not offer, sell or otherwise dispose of any Option Shares in any manner which would: (i) require the Company to file any registration statement (or similar filing under state law) with the Securities and Exchange Commission or to amend or supplement any such filing, (ii) violate or cause the Company to violate the 1933 Act, the rules and regulations promulgated thereunder or any other state or federal law, or (iii) violate the restrictions contained in the Plan, and you further understand that the certificates for any Option Shares will bear such legends as the Company deems necessary or desirable in connection with the 1933 Act or other rules, regulations or laws.
6.	Conformity with the Plan
     Your Award is intended to conform in all respects with, and is subject to, all applicable provisions of the Plan which is incorporated herein by reference. Inconsistencies between this Award Letter and the Plan shall be resolved in accordance with the terms of the Plan. Inconsistencies between this Award Letter, the Plan and your Employment Agreement shall be resolved in accordance with the terms of your Employment Agreement. By executing and returning the enclosed copy of this Award Letter, you agree to be bound by all of the terms of the Plan. However, provisions pertaining to non-compete, confidentiality, non-solicitation, and no-hire provisions shall be governed by the terms of your Employment Agreement rather than the terms of the Plan. You further acknowledge availability and accessibility of the Plan document on the Compensation Web page of the Company’s Intranet and/or the ability to obtain a copy by e-mailing or calling the Compensation department at Office Depot (561-438-7935). All definitions stated in the Plan shall apply to this Award Letter except for provisions herein that are made with reference to your Employment Agreement.
7.	Employment and Successors
     Nothing in the Plan or your Award shall serve to modify or amend your Employment Agreement. The grant of your Award shall not give you any right to any additional awards under the Plan or any other compensation plan the Company has adopted or may adopt. The agreements contained in this Award Letter shall be binding upon and inure to the benefit of any successor of the Company and shall be binding upon and inure to the benefit of your heirs, legatees, successors and permitted assignees.
8.	Entire Agreement
     The agreements contained in this Award Letter constitute the entire understanding between you and the Company, and supersede all other agreements, whether written or oral, with respect to the acquisition by you of Common Stock of the Company upon exercise of the option granted hereunder.

9.	Withholding
     The Company may withhold, or require you to remit to the Company, an amount in cash sufficient to satisfy any withholding or other tax due under any federal, state, local, or foreign tax law with respect to any amount payable and/or shares issuable pursuant to your Award, and the Committee may defer such payment or issuance unless indemnified to its satisfaction.
mount in cash sufficient to satisfy any withholding or other tax due under any federal, state, local, or foreign tax law with respect to any amount payable and/or shares issuable pursuant to your Award, and the Committee may defer such payment or issuance unless indemnified to its satisfaction.
     Please execute the enclosed copy of this Award Letter and return it to David Fannin at the corporate offices to confirm your understanding and acceptance of the agreements contained in this Award Letter.
Very truly yours,
OFFICE DEPOT, INC.

By:	/s/ Lee A. Ault	/s/ David C. Fannin

	Lee A. Ault III	David Fannin
	Chairman, Compensation Committee	EVP, General Counsel
Acceptance by Employee:
Signature: /s/ Steve Odland
Name: Steve Odland

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